News Release 2003-02                                                                                                                                                  January 31, 2003
TSX - QRL - Queenstake Resources Ltd.
SEC file number 0-24096

SECOND TRANCHE PRIVATE PLACEMENT CLOSED

Queenstake Resources Ltd. (QRL-TSX) has closed $367,120 of a non-brokered private placement financing previously announced December 20, 2002 (NR2002-12). On January 16, 2003 (NR2003-01) Queenstake closed an additional $1,214,400 bringing the total raised pursuant to this private placement to $1,581,520.

In this final closing the Company issued 1,529,667 common shares and 1,529,667 common share purchase warrants entitling the holder to purchase one common share at an exercise price of $0.30 at any time until January 30, 2004. The Company paid a cash finders’ fee of $29,370 and issued 152,967 finders’ share purchase warrants entitling the holder to purchase one common share at an exercise price of $0.26 at any time until January 30, 2004.The common shares and any common shares issued pursuant to any Warrant or Finder’s Warrants exercises prior to June 2, 2003, will have a hold period expiring on June 2, 2003.

Queenstake is aggressively pursuing its business plan to grow the company by acquiring additional gold producing assets.  The funds from this private placement will be used in part for corporate development activities including initial costs of property examination and preliminary due diligence.

The securities will not be registered under the United States Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States unless registered under the Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available.

For further information call:
Chris Davie, President and Chief Executive Officer - 303-297-1557
Doris Meyer, Vice President Finance and Chief Financial Officer - 604-516-0566
email - info@queenstake.com  web - www.queenstake.com

The TSX has neither reviewed nor accepts responsibility for the adequacy or accuracy of this release.

Suite 2940, 999 Eighteenth Street
Denver, CO 80202 USA
Telephone: (303) 297-1557
Facsimile: (303) 297-1587
www.queenstake.com
                                                                                                    info@queenstake.com